EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 31, 2015, we had seven "significant subsidiaries", as defined in Regulation S-X, Rule 1-02(w), identified as follows:

1.	GMRI, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze and Seasons 52.

2.	RARE Hospitality International, Inc., a Georgia corporation, doing business as Olive Garden, LongHorn Steakhouse and The Capital Grille.

3.	N and D Restaurants, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze, Seasons 52, Eddie V's Prime Seafood and Wildfish Seafood Grille.

4.	Darden SW, LLC, a Florida limited liability company, doing business as Olive Garden, Seasons 52, Eddie V's Prime Seafood and Wildfish Seafood Grille.

5.	Florida SE, Inc., a Florida corporation, doing business as Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, Eddie V's Prime Seafood.

6.	Yard House USA, Inc., a Delaware corporation, doing business as Yard House.

7.	RARE Hospitality Management, Inc., a Delaware corporation, doing business as LongHorn Steakhouse and The Capital Grille. (a)
In addition, we also had the following subsidiaries:

8.	Darden Corporation, a Florida corporation.
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(a)	One wholly-owned subsidiary operating in the same line of business in the United States has been omitted.